Exhibit 99.1

Rainmaker Receives NASDAQ Extension Through March 6, 2006

Scotts Valley, Calif. – Sept.7, 2005 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading outsource provider of integrated sales and marketing services, today announced that on Sept. 7, 2005, the company received notice from NASDAQ that on September 6, 2005 it met all initial inclusion criteria for the NASDAQ Small Cap Market as per Marketplace Rule 4310 (c), except for minimum bid price.

Accordingly, NASDAQ has extended to March 6, 2006 the deadline for Rainmaker to come into full compliance with NASDAQ’s minimum bid price requirement. If at anytime before March 6, 2006, the bid price of the company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days, subject to NASDAQ’s discretion, NASDAQ will notify the company that it is in full compliance with the minimum bid price requirement. If Rainmaker cannot demonstrate that it meets the minimum bid price requirement by March 6, 2006, NASDAQ will notify the company that the company’s common shares will be delisted. At that time, Rainmaker may appeal to NASDAQ’s Listing Qualifications Panel.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of integrated sales and marketing services for companies that want to drive more sales. Rainmaker offers a closed-loop sales process and a comprehensive suite of services that ensures companies are both filling their sales pipelines with quality leads and closing them efficiently and cost effectively. Core services include telesales, integrated direct marketing and hosted e-commerce. Additional offerings include a proprietary database, customer database enhancement services, CRM technology integration and order management.

Rainmaker helps approximately 50 companies ranging from Fortune 500 to dynamic technology start-ups, grow their revenues and increase customer loyalty by providing lead generation and contract renewal sales solutions.

For more information, visit www.rmkr.com and www.sunsetdirect.com

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Rainmaker Receives NASDAQ Extension

Sept. 7, 2005

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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CONTACT:

Steve Valenzuela

Chief Financial Officer

Rainmaker Systems, Inc.

831.440.5007

stevev@rmkr.com

Leslie Green

Stapleton Communications, Inc.

650.470.0200

leslie@stapleton.com